EXHIBIT 99.1

MINDSPEED® RECEIVES NASDAQ NOTICE LETTER

NEWPORT BEACH, Calif., Feb. 29, 2008 — Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that it received a letter from The NASDAQ Stock Market, dated Feb. 29, 2008, notifying the company that for the last 30 consecutive business days, the bid price of the company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), the company will be provided 180 calendar days, or until August 27, 2008, to regain compliance.  In order to regain compliance, the closing bid price of the company’s common stock must meet or exceed $1.00 per share for at least 10 consecutive business days before expiration of the 180-day period.

The notification currently has no effect on the listing of Mindspeed’s stock, and the company intends to take actions required to regain compliance.  On Feb. 25, 2008, the company submitted a proposal to its stockholders for consideration at its April 7, 2008 annual meeting which, if approved, would authorize the board of directors to implement a reverse stock split of the company’s common stock at a ratio of between one-for-three and one-for-eight shares.

About Mindspeed Technologies®

Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks.

The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access voice-over-IP processors designed to support voice and data services across wireline and wireless networks and WAN communication products such as T/E carrier transmission devices and ATM/MPLS network processors.

Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

To learn more, visit us at www.mindspeed.com.

Safe Harbor Statement

This press release contains statements relating to Mindspeed, and our future results, including certain projections and business trends, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our intention to take actions required to regain compliance with the listing standards of The NASDAQ Global Market, the form, timing and effect of any such actions, and our ability to regain compliance.  Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties.  These risks and uncertainties include, but are not limited to: our ability to obtain stockholder approval of the proposed reverse stock split; our ability to regain compliance with the minimum bid price listing standard and our ability to continue to meet other NASDAQ listing requirements; general market conditions; market demand for our new and existing products and our ability to increase our revenues; our ability to maintain operating expenses within anticipated levels; our ability to further generate cash; availability and terms of capital needed for our business; constraints in the supply of wafers and other product components from our third-party manufacturers; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; our ability to attract and retain qualified personnel; successful development and introduction of new products; our ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; our ability to obtain design wins and develop revenues from them; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in our customers’ inventory levels and inventory management practices; fluctuations in manufacturing yields; product defects; and intellectual property infringement claims by others and the ability to protect our intellectual property, as well as other risks and uncertainties, including those detailed under the heading “Risk Factors” and in other sections of our Form 10-Q for the quarter ended December 31, 2007, which is on file with the Securities and Exchange Commission, and in our other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Mindspeed as of the date hereof, and we assume no obligation to update any forward-looking statement.